Exhibit 10.3
HCC INSURANCE HOLDINGS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR JOHN N. MOLBECK, JR.

HCC INSURANCE HOLDINGS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR JOHN N. MOLBECK, JR.

HCC INSURANCE HOLDINGS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR JOHN N. MOLBECK, JR.
PREAMBLE
     WHEREAS, John N. Molbeck, Jr. (the “Participant”) has been appointed as the Chief Executive Officer of the Company effective as of the Effective Date;
     WHEREAS, the Company desires to amend and restate the nonqualified deferred compensation plan originally established effective as of August 31, 2007 for the exclusive benefit of the Participant to reflect the increased Contributions payable to the Participant under that certain Employment Agreement dated May 5, 2009, between the Company and the Participant (the “Employment Agreement”); and
     WHEREAS, the Company intends that the Participant and his Beneficiary under the Plan shall have the status of unsecured general creditors of the Company with respect to the Plan and that the Plan shall constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select key management and highly compensated employee within the meaning of section 201(2) and similar provisions of ERISA;
     NOW, THEREFORE, the Company hereby amends and restates the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for John N. Molbeck, Jr., effective as of the Effective Date. Nothing herein shall be construed to require Contributions for periods prior to the Effective Date that exceed the Contributions required to be made under the Plan as in effect prior to the Effective Date or to require the payment or acceleration of payment of benefits in violation of the requirements of section 409A of the Code.
ARTICLE 1
DEFINITIONS
     1.1 “Account” shall mean the record maintained by the Committee showing the monetary value of the individual interest in the Plan of the Participant. The term “Account” shall refer only to a bookkeeping entry and shall not be construed to require the segregation of assets on behalf of the Participant.
     1.2 “Accrual Date” shall mean the Valuation Date on which a Contribution is deemed to be made to the Participant’s Account as specified by Sections 3.1 through Section 3.3 or, with respect to Contributions credited under Section 3.4, as specified by the Committee action approving such Contribution. The Accrual Date is relevant for purposes of adjusting the Account for deemed investment experience hereunder.
     1.3 “Affiliate” shall mean a member of the controlled group of corporations (as defined in section 1563 of the Code) of which the Company is a member. For purposes of Section 1.20, such term shall mean all persons with whom the Company would be considered a single employer under Code section 414(b) and/or under Code section 414(c), as modified by the first sentence of Treasury Regulation section 1.409A-1(h)(3).
     1.4 “Beneficiary” shall mean the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries, if applicable) designated by the Participant to receive death benefits, if any, hereunder.
     1.5 “Board” shall mean the Board of Directors of the Company, as constituted from time to time.
     1.6 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
     1.7 “Committee” shall mean the Compensation Committee of the Board or, if none, the Board. An individual who ceases to be a member of such Compensation Committee (or Board, if applicable) shall automatically cease to be a member of the Committee hereunder, and an individual who becomes a member of such Compensation Committee (or Board, if applicable) shall automatically become a member of the Committee hereunder.
     1.8 “Company” shall mean HCC Insurance Holdings, Inc., a Delaware corporation, or its successor.
     1.9 “Contribution” shall mean a bookkeeping entry which reflects the periodic accrual to the Participant’s Account, if any, as provided in Article 3 hereof.
     1.10 “Effective Date” shall mean May 5, 2009.
     1.11 “Employment Agreement” is defined in the above Preamble.
     1.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
     1.13 “HCC Stock Rate” for a Valuation Date shall mean the one-month total return, dividend reinvested, for the common stock of the Company (or any successor security) for the month containing such Valuation Date, as determined in the sole discretion of the Committee; provided that if the common stock of the Company (or the successor security) ceases to be publicly traded prior to a Valuation Date, the HCC Stock Rate shall be equal to the S&P Rate for such Valuation Date.
     1.14 “Investment Election” shall mean a written instrument in a form acceptable to the Committee that is executed by the Participant and delivered to the Committee specifying the Participant’s instructions regarding the matters addressed by Section 4.3.
     1.15 “Original Effective Date” shall mean August 31, 2007.
     1.16 “Participant” is defined in the above Preamble.

     1.17 “Plan” shall mean this HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for John N. Molbeck, Jr., as amended from time to time.
     1.18 “Plan Year” shall mean the annual period beginning January 1 and ending December 31, both dates inclusive of each year.
     1.19 “Prime Rate” for a Valuation Date shall mean the latest United States prime lending rate announced by Wells Fargo Bank, N.A. (or its successor) on the business day that is coincident with or immediately precedes such Valuation Date, as adjusted to reflect monthly compounding.
     1.20 “Separation from Service” shall mean the Participant’s “separation from service” with the Company and its Affiliates as such term is defined for purposes of Code sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i). To the extent permitted by Treasury Regulation section 1.409A-1(h)(5), the Participant may be considered to have such a separation from service even if he continues to provide services as a non-employee director of the Company or any of its Affiliates.
     1.21 “Specified Employee” shall mean “specified employee” as defined by Code section 409A(a)(2)(B)(i), determined by applying the default rules applicable under such Code section except to the extent such rules are modified by a written resolution that is adopted by the Committee and that applies for purposes of all deferred compensation plans of the Company and its Affiliates.
     1.22 “S&P Rate” for a Valuation Date shall mean the one-month total return, cash dividend reinvested, for the S&P 500 Index for the month containing such Valuation Date, as published by Standard & Poor’s (or any successor).
     1.23 “Valuation Date” shall mean the last calendar day of each month during the Plan Year.
ARTICLE 2
ELIGIBILITY
     The only individual eligible to participate under the Plan is the Participant. He shall be eligible to participate only while he is an employee of the Company and/or its Affiliates. No Contributions shall be credited to the Participant’s Account with respect to periods after his Separation from Service.

ARTICLE 3
CONTRIBUTIONS
     3.1 Initial Contributions.
     (a) As of the Original Effective Date, the Company shall and has credited the Participant’s Account with an amount equal to $178,035.53.
     (b) As of the first Valuation Date following the Effective Date, the Company shall credit the Participant’s Account with an amount equal to $66,397.85.
     3.2 Required Monthly Contributions before the Effective Date. The Company shall and has credited the Participant’s Account with an amount equal to $29,166.67 as of the Valuation Date for each month during the period beginning on September 1, 2007 and ending on the day immediately preceding the Effective Date; provided that such accrual for the month containing the last day of such period shall be prorated by multiplying $29,166.67 by a fraction equal to the number of calendar days in such month prior to and including such last day divided by the total number of calendar days in such month.
     3.3 Required Monthly Contributions after the Effective Date. The Company shall credit the Participant’s Account with an amount equal to $79,166.67 as of the Valuation Date for each month during the period beginning on June 1, 2009 and ending on the earliest to occur of (a) the Participant’s Separation from Service; (b) the termination of the Employment Agreement; and (c) May 31, 2013; provided that such accrual for the month containing the last day of such period shall be prorated by multiplying $79,166.67 by a fraction equal to the number of calendar days in such month prior to and including such last day divided by the total number of calendar days in such month.
     3.4 Discretionary Contributions. The Committee may approve additional, discretionary Company Contribution to the Participant’s Account for a Plan Year or portion of a Plan Year. Any such discretionary Contributions shall be effective only upon approval by the Committee, which approval shall specify the Accrual Date for each such discretionary Contribution. Discretionary Contributions shall be accrued by the Company or an Affiliate as directed by the Committee.
ARTICLE 4
ADJUSTMENT OF ACCOUNT
     4.1 Contributions and Distributions. Contributions by the Company under Article 3 hereof shall be credited to the Account of the Participant as of the Accrual Date. All distributions from the Account pursuant to Article 5 shall be charged against the Account as of the date of such distribution.

     4.2 Deemed Investment Return.
     (a) The Participant’s Account shall be adjusted each Valuation Date to reflect earnings (or losses) at the Prime Rate, the HCC Stock Rate, and/or the S&P Rate as applicable under Section 4.3.
     (i) The portion of the Participant’s Account (if any) deemed invested at the Prime Rate shall be credited with an amount equal to the balance of such portion (if any) as of the close of the immediately preceding Valuation Date multiplied by the Prime Rate for the current Valuation Date.
     (ii) The portion of the Participant’s Account (if any) deemed invested at the HCC Stock Rate shall be credited with an amount equal to the balance of such portion (if any) as of the close of the immediately preceding Valuation Date multiplied by the HCC Stock Rate for the current Valuation Date.
     (iii) The portion of the Participant’s Account (if any) deemed invested at the S&P Rate shall be credited (or debited) with an amount equal to the balance of such portion (if any) as of the close of the immediately preceding Valuation Date multiplied by the S&P Rate for the current Valuation Date.
     (b) Contributions to a Participant’s Account shall not be adjusted for deemed investment experience for periods prior to the Accrual Date on which the Contributions are credited to the Account (even if the Contribution amount is known prior to such date). No amount shall be adjusted for deemed investment experience after the Valuation Date coincident with or immediately preceding the date on which the amount is distributed from the Participant’s Account.
     (c) The crediting of earnings and losses under the Plan does not mean and shall not be construed to mean that the Participant’s Account is actually invested in any security, fund or other investment, and neither the Participant nor any Beneficiary shall have any security or other interest in any security, fund or investment, even if the Company maintains actual investments that mirror or are substantially similar to liabilities under the Plan.
     4.3 Investment Election. The Participant (or his Beneficiary in the event of the Participant’s death) shall be permitted to determine the manner in which his Account is deemed invested in the Prime Rate option, the HCC Stock Rate option, and the S&P Rate option by delivering an Investment Election to the Committee. The Investment Election shall specify the portion of the Account (in a whole percentage of the total Account balance) to which each such option applies. The Participant’s initial Investment Election made prior to the Original Effective Date was effective as of September 1, 2007. A subsequent Investment Election shall be effective as of the first day of the calendar quarter next following the date on which the election is received by the Committee (so that the election shall apply in determining earnings for the calendar quarter following the calendar quarter in which the election is received). An Investment Election shall remain in effect with respect to the Participant’s Account (including subsequent

Contributions and earnings credited to the Account) until the effective date of a subsequent Investment Election (which may be filed by the Participant (or his Beneficiary in the event of the Participant’s death) at any time). In the absence of an effective Investment Election with respect to all or a portion of the Participant’s Account, the Account (or such portion, as applicable) shall be deemed invested in the Prime Rate option.
ARTICLE 5
PAYMENT OF BENEFITS
     5.1 Benefit Payment Events.
     (a) Payment of the Participant’s Account balance shall commence after the first to occur of the following events:
     (i) the Participant’s Separation from Service due to death; and
     (ii) the Participant’s Separation from Service for any reason other than death.
     (b) If the Participant dies after Separation from Service for any reason other than death and before the distribution of the Participant’s entire Account balance under Section 5.3 (for example, if the Participant is a Specified Employee and dies during the six-month period described in Section 12.2), any remaining payments under such Section shall cease, and payment shall occur instead under Section 5.2. Such payment shall not be subject to Section 12.2.
     (c) For purposes of this Article 5, a payment made as soon as administratively practicable after the specified Valuation Date for payment shall in any event be made within 90 days after such Valuation Date, and neither the Participant nor any Beneficiary shall have a right to designate the taxable year of the administratively delayed payment.
     5.2 Death. In the event of the Participant’s death, his Beneficiary shall be entitled to the entire value of all amounts credited to the Participant’s Account. Payment of such death benefit shall be made in a single lump sum cash payment to the Beneficiary on or as soon as administratively practicable after the first Valuation Date that is at least 30 days after the date of the Participant’s death. The Beneficiary may not elect to defer the date of distribution or change the form of payment of the distribution.
     (a) The Participant may designate one or more Beneficiaries to receive any benefits payable under the Plan after the death of the Participant. The Participant may revoke or change a prior Beneficiary designation at any time prior to his death by filing a new Beneficiary designation with the Committee. To be effective, any Beneficiary designation or revocation of a Beneficiary designation must be in writing on a form acceptable to the Committee, must be signed by the Participant, and must be received by the Committee prior to the death of the Participant.

     (b) Any designation of a person as a Beneficiary shall be deemed to be contingent upon the person’s surviving the Participant. Any designation of a class or group of Beneficiaries shall be deemed to be a designation of only those members of the class or group who are living at the time of the Participant’s death. Any designation of a trust as a Beneficiary shall be invalid if the trust is not in existence at the time of the Participant’s death. The Participant may designate (in the manner provided in subsection (a), above) one or more persons as a contingent Beneficiary or Beneficiaries to receive, upon the Participant’s death, the benefit that the primary Beneficiary would have received had the primary Beneficiary survived the Participant.
     (c) If the Participant does not make an effective Beneficiary designation prior to death, or if all Beneficiaries (primary and contingent) designated by the Participant predecease him, the entire death benefit under this Section shall be paid to the Participant’s estate. If a Beneficiary dies after the Participant and after becoming entitled to a benefit hereunder, but before the designated payment date for such benefit, such benefit shall be paid to the Beneficiary’s estate.
     (d) References hereunder to a benefit payable to or with respect to the Participant include any benefit payable to the Participant’s Beneficiary or estate, as applicable.
     5.3 Separation from Service. Upon the Participant’s Separation from Service for any reason other than death, the Participant shall be entitled to the entire value of all amounts credited to his Account. Subject to Section 12.2, payment of the Participant’s benefit pursuant to this Section shall be made in a single lump sum cash payment to the Participant on or as soon as administratively practicable after the first Valuation Date that is at least 30 days after his Separation from Service. The Participant may not elect to defer the date of distribution or change the form of payment of the distribution.
ARTICLE 6
ADMINISTRATION OF THE PLAN
     6.1 The Plan shall be administered by the Committee. The members of the Committee shall not receive compensation with respect to their services for the Plan. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.
     6.2 The Committee shall perform any act which the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee.
     6.3 The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.
     6.4 The Committee shall establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation, and application of the Plan. All determinations of the Committee shall be conclusive and binding on all concerned.
     6.5 Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or an executive committee thereof; provided, however, that by resolution, the Board or an executive committee thereof may delegate to any officer of the Company the authority to take any actions hereunder, other than the power to amend or terminate the Plan.
ARTICLE 7
CLAIM REVIEW PROCEDURE
     7.1 The Committee shall automatically direct the distribution of all benefits to which the Participant or his Beneficiary is entitled hereunder. In the event that the Participant or his Beneficiary (the “Claimant”) believes that he (or she) has been denied benefits to which he (or she) is entitled under the provisions of the Plan, the Committee shall, within 90 days after receiving a written request from the Claimant, provide to the Claimant written notice of the denial which shall set forth:
     (a) the specific reason or reasons for the denial;
     (b) specific references to pertinent Plan provisions on which the Committee based its denial;
     (c) a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;
     (d) a statement that the Claimant or his authorized representative may:
(i)	Request a review upon written application to the Committee;

(ii)	Review pertinent Plan documents; and

(iii)	Submit issues and comments in writing;

     (e) a statement that any appeal the Claimant wishes to make of the adverse determination must be made in writing to the Committee within 60 days after receipt of the Committee’s notice of denial of benefits and that failure to appeal the initial determination to the Committee in writing within such 60-day period will render the Committee’s determination final, binding, and conclusive; and
     (f) the address to which the Claimant must forward any request for review.
     7.2 If the Claimant should appeal to the Committee, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he, or his duly authorized representative, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of the claim is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days after the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within such 60-day period impracticable. In such case, notice of an extension shall be provided to the Claimant within the original 60-day period, and notice of a final decision regarding the denial of a claim for benefits will be provided within 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences.
     7.3 A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan, including submission to mandatory arbitration in accordance with Section 11.7.
ARTICLE 8
LIMITATION OF RIGHTS
     The establishment of this Plan shall not be construed as giving the Participant or any person claiming by, through, or on behalf of the Participant, any legal, equitable or other rights against the Company, any Affiliate, or the respective officers, directors, employees, agents or shareholders of the Company or any Affiliate except as expressly provided herein, or as giving to the Participant or his Beneficiary, or any person claiming by, through, or on behalf of the Participant or his Beneficiary, any equity or other interest in the assets or business of the Company or any Affiliate or shares of stock of the Company or any Affiliate, or as giving the Participant the right to be retained in the employment of the Company or any of its Affiliates.
ARTICLE 9
FUNDING AND ASSIGNMENT
     9.1 No Assignment or Alienation of Benefits. Except as provided in Section 12.3(a), no benefits which shall be payable under the Plan to the Participant or his Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefits shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of the Participant or his Beneficiary, nor shall they be subject to attachment or legal process for or against any person, except to the extent required by law.
     9.2 No Trust or Fund Created. All benefits under the Plan shall be paid from the general assets of the Company or, to the extent applicable, an Affiliate which has accrued a Contribution in accordance with Article 3. Title to and beneficial ownership of any funds represented by a Participant’s Account will at all times remain in the Company, and such funds will continue for all purposes to be a part of the general funds of the Company and may be used for any corporate purpose. No assets will be placed in trust or otherwise segregated from the general assets of the Company or any Affiliate for the payment of obligations hereunder. Nothing herein and no action taken hereunder requires or shall be construed to require the Company, any Affiliate, or the Committee to establish or maintain any fund or trust or to segregate any amount for the benefit of any Participant or Beneficiary; creates a trust or fiduciary relationship of any kind between the Company and any Participant, Beneficiary, or other person; or shall create any right to, title or interest whatsoever in or to any assets of the Company or any Affiliate or any investment reserves, accounts, or funds that the Company or any Affiliate may purchase, establish, or accumulate to aid in providing benefits under the Plan.
     9.3 Unsecured Creditor Status. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company and, to the extent applicable, of any Affiliate which has accrued a Contribution in accordance with Article 3.
ARTICLE 10
AMENDMENT OR TERMINATION OF THE PLAN
     10.1 Amendment. The Company reserves the right at any time to amend the Plan in whole or in part by resolution of the Board. No amendment shall have the effect of retroactively decreasing the Participant’s Account or depriving the Participant or his Beneficiary of rights already accrued under the Plan unless the Participant (or his Beneficiary in the event of the Participant’s death prior to the adoption of the amendment) consents to the amendment. In the event that the Company shall change its name, the Plan shall be deemed to be amended to reflect the name change without further action of the Company, and the language of the Plan shall be changed accordingly. No amendment may be made to the Plan except in accordance with this Section.
     10.2 Termination. The Company reserves the right at any time to terminate the Plan by resolution of the Board. No Contributions shall be credited to the Participant’s Account with respect to periods after the termination of the Plan, but the Account shall continue to be adjusted for deemed investment experience under Section 4.2. Except as provided in Section 12.3(d), the termination of the Plan shall not accelerate the payment of benefits under the Plan.

ARTICLE 11
GENERAL AND MISCELLANEOUS
     11.1 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
     11.2 Construction. The section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. The word “including” and words of similar import when used in this Plan shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.
     11.3 Governing Law. Except to the extent superseded by applicable Federal law, the validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas, without giving effect to conflict of laws principles thereof.
     11.4 Taxes.
     (a) All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon the Participant or his Beneficiary which are required to be paid or withheld by the Plan, the Company, an Affiliate, or any fund from which such amounts are paid. The Participant or Beneficiary, as applicable, shall be responsible for the payment of all taxes relating to benefits accrued under or payable from the Plan, including (without limitation) income, excise, self-employment, payroll, Social Security, and Medicare taxes. To the extent taxes of the Participant must be withheld or paid by the Company or an Affiliate with respect to amounts not distributable from the Plan, the Participant shall pay such amount to the Company or Affiliate or shall permit the Company or Affiliate pay to withhold such amount from other compensation payable to the Participant.
     (b) Deemed investment earnings credited at the Prime Rate shall be subject to Social Security and Medicare (FICA) taxes when credited and vested to the extent such earnings exceed earnings determined at an interest rate equivalent to the latest, monthly adjusted average corporate bond yield as announced by Moody’s Investors Service.
     (c) If any action or omission by the Company or any Affiliate causes any benefit or payment under the Plan to be subject to an additional tax (including any additional interest) under Code section 409A(a)(1)(B), the Company shall pay a “tax gross-up” payment to the Participant in the amount necessary to pay such additional tax

(including any additional interest) and to pay all Federal, state, and local income, excise, employment, and other taxes (including any additional taxes and interest under Code section 409A(a)(1)(B)) on such gross-up payment, such that the Participant retains, after the payment of all applicable taxes, the amount necessary to pay such additional tax (including interest) under Code section 409A(a)(1)(B). Such tax gross-up payment shall be paid to the Participant on or as soon as administratively practicable after the Valuation Date next following the date of such action or omission by the Company or any Affiliate and, in any event, shall be paid by the end of the taxable year of the Participant next following the taxable year in which the Participant remits such additional tax (including any additional interest).
     11.5 Waiver. Neither the failure nor any delay on the part of the Company, any Affiliate, or the Committee to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to the Company, its Affiliates, or the Committee at law or in equity.
     11.6 Benefit Payments to Minors and Incompetents. Notwithstanding Section 9.1, whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or is determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.
     11.7 Arbitration. Subject to exhaustion of the administrative claim process under Article 7, any dispute controversy or claim arising out of or relating to this Plan or the breach thereof, which cannot be resolved by the Company, the Committee, and the Participant, shall be submitted to final and binding arbitration.
     (a) The arbitration shall be conducted in accordance with the National Rules for the resolution of Employment Disputes of the American Arbitration Association (“AAA”). If the parties cannot agree on an arbitrator, a list of seven arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Participant striking first. The cost of the arbitration will be shared equally by the Participant and the Company. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Participant’s participation in or benefits under the Plan. Such arbitration shall be held in Houston, Texas.
     (b) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof by the filing of a petition to enforce the award. Costs of filing may be recovered by the party that initiates such action to have the award enforced.

     (c) The Company shall promptly reimburse the Participant for all eligible, reasonable costs and expenses incurred in connection with any dispute, controversy, or claim submitted to binding arbitration in accordance with this Section in an amount up to, but not exceeding $200,000 per taxable year of the Participant, unless the Participant’s Separation from Service was for “cause,” as such term is defined by the Employment Agreement, in which event the Participant shall not be entitled to reimbursement unless and until it is determined he was terminated other than for “cause” (as defined by the Employment Agreement). To be eligible for reimbursement under this subsection (c), (i) the expenses must be incurred during the period beginning on the Original Effective Date and ending on the date that is ten years after the Participant’s Separation from Service and (ii) the expenses must be submitted to the Committee for reimbursement within 90 days after the end of the taxable year of the Participant in which the expenses were incurred. Amounts eligible for reimbursement shall be paid to the Participant before the last day of the taxable year of the Participant following the taxable year in which the expenses were incurred. The amount of expenses eligible for reimbursement during the Participant’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year of the Participant. The Participant’s right to reimbursement under this subsection (c) may not be assigned, alienated, or exchanged for any other benefit.
     11.8 Notices. All notices or elections required by or made in accordance with this Plan shall be in writing and sent certified mail, return receipt requested, addressed as set forth below (or to any successor address for which notice is provided), or by delivering the same in person, or by transmission by facsimile to the number set forth below (or to any successor number for which notice is provided). Notice deposited in the United States Mail, mailed in the manner described herein above, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received.

If to Participant:	John N. Molbeck, Jr.
11111 Claymore Road
Houston, Texas 77024
Fax: (832) 358-9529

If to the Committee:	HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040
Fax: (713) 462-2401
Attention: Compensation Committee
     11.9 Relationship to Employment Agreement. The Plan is intended to implement the commitments of the Company under section 3(b) of the Employment Agreement, but shall not otherwise be affected by the terms or requirements of the Employment Agreement. Benefits are payable hereunder solely pursuant to the terms of this Plan without regard to the terms of the Employment Agreement or any amendments to the Employment Agreement. To the extent the terms of this Plan are inconsistent with or otherwise conflict with the terms of the Employment Agreement, the terms of this Plan shall prevail and be controlling with respect to all matters relating to the Plan or section 3(b) of the Employment Agreement.

ARTICLE 12
COMPLIANCE WITH CODE SECTION 409A
     12.1 Interpretation. The Plan and the provisions of this Article 12 are intended to constitute good faith compliance with the requirements of Code section 409A and shall be construed and applied in accordance with such requirements. In the event of any conflict or inconsistency between the provisions of this Article 12 and any other provisions of the Plan, the provisions of this Article 12 shall be controlling.
     12.2 Delayed Payment to a Specified Employee. Payment to the Participant pursuant to Section 5.3 shall be delayed to the extent required by Code section 409A(a)(2)(B)(i). Accordingly, if the Participant is a Specified Employee, any payments which the Participant is otherwise entitled to receive under Section 5.3 during the six-month period beginning on the date of the Participant’s Separation from Service shall be accumulated and paid effective as of the earlier to occur of (a) the first Valuation Date that occurs on or after the date that is six months after the date the Participant’s Separation from Service or (b) the first Valuation Date that is at least 30 days after the date of the Participant’s death. The Participant’s Account, including such delayed payments, shall be adjusted for investment experience in accordance with Section 4.2 while payment is delayed pursuant to his Section. Reimbursements under Sections 11.4(c) and 11.7(c) shall be subject to the provisions of this Section to the extent required by Code section 409A(a)(2)(B)(i).
     12.3 No Acceleration of Benefit Payments. Except as provided in this Section and notwithstanding anything herein to the contrary, the payment of benefits under the Plan shall not be accelerated in a manner that would cause such benefits to be includable in income under Code section 409A.
     (a) The Committee may establish a procedure for the Plan to administer qualified domestic relations orders. Such procedure shall comply with the applicable requirements of ERISA Sections 206(d)(3) and 514(b)(7). The Committee may approve immediate payment to an alternative payee (who is not the Participant) pursuant to the terms of a qualified domestic relations order, as defined under ERISA sections 206(d)(3) and 514(b)(7). Any such payment shall not be prohibited by Section 9.1 and shall not be subject to the limitation of Section 12.2.
     (b) If a benefit hereunder is required to be included in the income of the Participant under Code section 409A as a result of the failure to comply with the requirements of Code section 409A, the benefit amount so includable shall be paid to the Participant as of the Valuation Date next following such compliance failure. This subsection shall not accelerate the payment of a benefit that is subject to the six-month delay under Section 12.2.
     (c) The Committee may accelerate the payment of amounts credited to the Participant’s Account (i) to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government and (ii) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law. Any such payment shall be made in a single lump sum cash payment to the Participant on or as soon as administratively practicable after the first Valuation Date that occurs on or after the Committee’s determination. Any such payment shall not be subject to the limitation of Section 12.2.
     (d) The entire amount credited to the Participant’s Account shall be paid to the Participant if the Plan is terminated in accordance with Section 10.2 and the Committee determines that the requirements of Treasury Regulation 1.409A-3(j)(4)(ix) have been and will be satisfied in connection with such termination. Any such payment shall be made in a single lump sum cash payment to the Participant on or as soon as administratively practicable after the first Valuation Date that occurs on or after the Plan termination and the Committee’s determination. This subsection shall not accelerate the payment of a benefit that is subject to the six-month delay under Section 12.2.
     12.4 Overall Compliance. To the extent any provision of this Plan or any omission from the Plan would (absent this Section 12.4) cause amounts to be includable in income under Code section 409A(a)(1), the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section 12.4 shall not apply and shall not be construed to amend any provision of the Plan to the extent this Section 12.4 or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).
[Signature page follows]

     IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by a duly authorized officer on this 21st day of May, 2009.

COMPANY

HCC INSURANCE HOLDINGS, INC.

By:	/s/ Christopher J. B. Williams

Title:	Chairman of the Board
ATTEST:
/s/ James L. Simmons
Vice President & Secretary
[CORPORATE SEAL]